UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 12, 2007
ZIPREALTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51002	94-3319956

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2000 Powell Street, Suite 300
Emeryville, CA 94608
(Address of principal executive offices)

(Zip Code)
Registrant’s telephone number, including area code: (510) 735-2600
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (e)   On January 12, 2007, at a regularly scheduled meeting, the Compensation Committee of the Board of Directors of ZipRealty, Inc. approved the following compensation for the Company’s principal executive officer, principal financial officer and named executive officers:
          1.   The Committee approved the granting of stock options in connection with recent promotions. Each grant vests as to 25% of the shares on the first anniversary of the date of grant and then vests ratably over the following three years, subject to the officer’s continued service to the Company on those dates. The options were granted at an exercise price of $7.75 per share, which was the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. Those grants included a grant to J. Patrick Lashinsky, President, of 250,000 shares, and a grant to David A. Rector, Senior Vice President, Controller, Chief Accounting Officer and Interim Chief Financial Officer, of 25,000 shares.
          2.   Pursuant to Section 3.b of the August 24, 2006 offer letter with Richard F. Sommer, Chief Executive Officer, the Committee approved an incentive bonus to Mr. Sommer for fiscal year 2006 in the amount of $100,000, which was fully offset by the $100,000 signing bonus previously paid to Mr. Sommer.
          3.   The Committee approved cash bonuses under the Company’s Management Incentive Plan for 2006, including bonuses to the following named executive officers: J. Patrick Lashinsky, President, $52,000; Gary M. Beasley, former President and Chief Financial Officer, $55,125; William C. Sinclair, Executive Vice President, Operations and Business Development, $35,000; David A. Rector, Senior Vice President, Controller, Chief Accounting Officer and Interim Chief Financial Officer, $40,000; and Jeffrey G. Wagoner, Senior Vice President, Sales, $30,000.
          4.   The Committee approved entering into an Employment Agreement with J. Patrick Lashinsky, President, in consideration of his recent promotion to President. Under the proposed agreement, Mr. Lashinsky will be entitled to the payment of six months of severance in the event of termination without cause or resignation with good reason.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC. a Delaware corporation
Dated: January 18, 2007	By:	/s/ David A. Rector
David A. Rector
Senior Vice President, Controller, Chief Accounting Officer and Interim Chief Financial Officer